Exhibit 99.1

Superior Uniform Group, Inc.

A NASDAQ Listed Company: SGC

10055 Seminole Blvd.

Seminole, FL 33772-2539

FOR IMMEDIATE RELEASE

Superior Uniform Group Announces Promotion of Andrew D. Demott, Jr.
to Chief Operating Officer

SEMINOLE, Florida - May 5, 2015 – The Board of Directors of Superior Uniform Group, Inc.® (NASDAQ:SGC) announced today that, effective May 1, 2015, Mr. Andrew D. Demott, Jr. has been promoted by the Board of Directors to Chief Operating Officer of the Company. Mr. Demott will continue to serve as the Company’s Chief Financial Officer and Treasurer.

“Andy is integral to the prosperity of Superior Uniform Group, regularly exhibiting the leadership and financial acumen needed to achieve the Company’s goals,” said Michael Benstock, Chief Executive Officer of the Company. "He is instrumental in positioning the Company to realize its revenue and profit objectives, and we look forward to his continued leadership in driving operational excellence across the Company," continued Mr. Benstock.

Mr. Demott previously served as the Company’s Executive Vice President, Chief Financial Officer, and Treasurer since May 5, 2010. He formerly served as Senior Vice President, Chief Financial Officer, and Treasurer of the Company since February 8, 2002 and, prior to that, as Vice President, Chief Financial Officer, and Treasurer of the Company since June 15, 1998. Before joining the Company, Mr. Demott had a distinguished career in public accounting with Deloitte & Touche, LLP.

“Andy's expanded role strengthens our management team, and focuses on executing our strategic growth initiatives as we continue to build a strong, customer-focused organization,” said Sidney Kirschner, Chairman of the Board.

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About Superior Uniform Group, Inc.

Superior Uniform Group® (NASDAQ: SGC), established in 1920, is an award-winning provider of uniform programs, image apparel and promotional products. We provide these products as well as a wide range of value-added services to major corporations and healthcare facilities nationwide. We are leaders in innovative product and program design, global manufacturing and state-of-the-art distribution. Our customers rely on us to provide their employees and customers with an extraordinary experience which helps them to better communicate their brand identity. We provide uniforms for the healthcare, retail, food service, private security, transportation, and hospitality marketplaces.

Superior Uniform Group’s commitment to service, quality, value, innovation and social responsibility, combined with our financial strength and global resources enable us to meet and exceed our customers’ diverse needs. We sell our products through our signature brands, Superior I.D.™, Fashion Seal Healthcare® and HPI Direct®. Superior Uniform Group is also the parent company of The Office Gurus®, our Business Process Outsourcing and Call Center vertical.

For more information, call (800) 727-8643 or visit www.SuperiorUniformGroup.com.

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Contact:
Andrew D. Demott, Jr.	OR	Hala Elsherbini
Chief Operating Officer, CFO & Treasurer		Halliburton Investor Relations
(727) 803-7135		(972) 458-8000